Exhibit 10.2
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to Gregory Q. Brown (“Grantee”).
WHEREAS, Grantee is receiving the Award (as a type of Restricted Stock Unit) under Section 8 of the Motorola Solutions Omnibus Incentive Plan of 2015, as amended (the “Omnibus Plan”);
    WHEREAS, Grantee and Motorola, Inc. entered into an employment agreement (the “Employment Agreement”), dated as of the 27th day of August 2008, as amended from time to time; and
WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors as provided in the Motorola Solutions Long Range Incentive Plan, as Amended and Restated February 11, 2021 (the “LRIP”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Performance Stock Units to Grantee on the following terms and conditions:
1.Award of Performance Stock Units. The Company hereby grants to Grantee a target number of «Txt_Nbr_of_Shares» Motorola Solutions Performance Stock Units (the “PSUs”) subject to the terms and conditions set forth below and the applicable terms of the Employment Agreement and subject to adjustment as provided in the LRIP and the Omnibus Plan, which provides an opportunity to earn up to a maximum number of shares of Motorola Solutions Common Stock (“Common Stock”) equal to 250% of such target number. No PSU shall be paid unless earned in accordance with this agreement. All PSUs that become earned pursuant to this agreement shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee. The PSUs are granted pursuant to the Omnibus Plan and are subject to all of the terms and conditions of the Omnibus Plan and the Employment Agreement, and shall only be subject to the LRIP as specifically referenced in this Award.
2.Restrictions. The PSUs are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”):
a.No Assignment. The PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
b.Restricted Conduct. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis, and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. If Grantee breaches the Restrictive Covenants, in addition to all remedies in law and/or equity available to the Company or any Subsidiary (as defined in the LRIP), Grantee shall forfeit all PSUs under this Award.
c.Recoupment Policy. The PSUs are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant (such policy, being the “Recoupment Policy”), as set forth in more detail in the LRIP.

Notwithstanding the foregoing, nothing in this Section 2 is intended to or shall limit, prevent, impede or interfere with Grantee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiary’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Grantee has made such reports or disclosures.
3.Earning. Subject to the remaining terms and conditions of this Award, and provided the PSUs have not been forfeited as described in Section 2 above, the PSUs will be earned as follows:
a.Performance Period. The PSUs will be earned and payable, if at all, based on the Company’s performance from [____________], 20[__] until [____________], 20[__] (the “Performance Period”) to the extent provided in the following schedule, to be determined following the Compensation Committee’s certification of the achievement of the applicable performance criteria set forth in Appendix A (such date, the “Performance Certification Date”), which certification shall occur in no event later than March 15 of the year following the end of the Performance Period for which the PSUs may be earned:

(A) PSUs Eligible to be Earned	(B) Payout Factor	(C) Number of PSUs Earned
100% of Target PSU Award	See Appendix A for Payout Factors	Target PSU Award (Column A) times Payout Factor (Column B)

Any PSUs that fail to be earned pursuant to Section 3(a) shall be forfeited, subject to the special provisions set forth in Sections 3(b), (c), (d), and (e). Any unearned PSUs shall be automatically forfeited upon Grantee’s termination of employment with Motorola Solutions prior to the last day of the Performance Period for any reason other than as specifically set forth in Sections 3(b), (c), (d), and (e) below. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited PSUs. For the avoidance of doubt, Grantee must remain employed on the last day of the Performance Period in order to earn any PSUs pursuant to this Award, except as explicitly set forth in this Award; provided, however, that if Grantee takes a Leave of Absence (as defined in the LRIP) from Motorola Solutions or a Subsidiary, such period shall constitute continued employment for purposes of this Award; provided, further, that, in such circumstances, the total number of PSUs that may become earned and payable to Grantee shall be pro-rated in accordance with the terms and conditions set forth in the LRIP.
b.Disability or Death. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to Grantee’s death or Disability (as defined in the Employment Agreement), in each case prior to the last day of the Performance Period, the treatment of PSUs shall be governed by Sections 5(d) and (e) of the Employment Agreement, respectively.
c.Qualifying Termination Outside of the Change of Control Protection Period. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its

Subsidiaries by the Company (other than (i) for Cause (as defined in the Employment Agreement), (ii) death, or (iii) Disability), or by Grantee for Good Reason (as defined in the Employment Agreement) (each of the foregoing events hereinafter referred to as a “Qualifying Termination”) prior to the last day of the Performance Period (other than during the Change of Control Protection Period (as defined in the Employment Agreement)), and if the PSUs have not been forfeited as described in Section 2 above, then such PSUs shall be governed by Section 5(a) of the Employment Agreement.
d.Qualifying Termination During the Change of Control Protection Period. Upon the occurrence of a Qualifying Termination that occurs prior to the last day of the Performance Period but during the Change of Control Protection Period (as defined in the Employment Agreement), and if the PSUs have not been forfeited as described in Section 2 above, then the target number of PSUs for the Performance Period during which such Qualifying Termination occurs shall become fully earned, assuming achievement of the applicable performance criteria at the target performance level.
e.Other Certain Terminations of Employment. Upon the occurrence of (i) Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to a Divestiture (which shall mean if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold) that occurs during the final calendar year of the Performance Period, or (ii) Grantee becoming eligible for Retirement (which shall mean Grantee’s voluntary termination of employment prior to the end of the Performance Period (A) at or after age 55 with at least 10 years of service, (B) at or after age 60 with at least 5 years of service, or (C) at or after age 65), in each case, prior to the last day of the Performance Period, and if the PSUs have not been forfeited as described in Section 2 above, then a number of PSUs for the Performance Period shall remain subject to performance through the end of the Performance Period and shall become earned based upon actual achievement of the applicable performance criteria set forth in Appendix A for the Performance Period on a pro rata basis in an amount equal to (x) the number of PSUs under this Award that become earned based on actual performance as described in this Section 3(e), multiplied by (y) a fraction, the numerator of which is the number of completed full months of service by Grantee from the beginning of the Performance Period to Grantee’s date of termination and the denominator of which is the number of months in the Performance Period.
4.Payment and Settlement of Earned PSUs.
a.General. Upon the earning of the PSUs described in Section 3 above, the Company shall, at its election, either: (i) establish a brokerage account for Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of PSUs that have been earned; or (ii) deliver to Grantee a certificate representing a number of shares of Common Stock equal to the number of PSUs that have been earned. Such earned PSUs shall be paid and settled as soon as practicable following the Performance Certification Date, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned.

b.Disability or Death. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to Disability or death prior to the last day of the Performance Period (as described in Section 3(b) above), the PSUs that become earned pursuant to the Employment Agreement shall be settled within 30 days of Grantee’s termination of employment due to Grantee’s Disability or death.
c.Qualifying Termination Outside of the Change of Control Protection Period. Upon the occurrence of Grantee’s Qualifying Termination that occurs outside of the Change of Control Protection Period as described in Section 3(c) above, the PSUs that become earned PSUs in accordance with Section 3(c) will be payable as soon as practicable following the Performance Certification Date, based on the applicable performance criteria set forth in Appendix A, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned; provided, however, that in the event that such Qualifying Termination occurs prior to the end of the Performance Period and a Change of Control (as defined in the Employment Agreement) subsequently occurs after such Qualifying Termination but prior to the end of the Performance Period, the PSUs that become earned PSUs in accordance with Section 3(c) shall be paid within 30 days of the consummation of such Change of Control.
d.Qualifying Termination During the Change of Control Protection Period. Upon the occurrence of Grantee’s Qualifying Termination that occurs the Change of Control Protection Period as described in Section 3(d) above, the payment of PSUs that become earned PSUs in accordance with Section 3(d) will be paid on the sixtieth (60th) day after the Qualifying Termination, subject to the terms and conditions set forth in Section 5(b) of the Employment Agreement, including, but not limited to, the execution and non-revocation of a release, as described in more detail therein.
e.Other Certain Terminations of Employment. Upon the occurrence of (i) Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to a Divestiture that occurs during the final calendar year of the Performance Period, or (ii) Grantee becoming eligible for Retirement (each as described in Section 3(e) above), the PSUs that become earned PSUs in accordance with Section 3(e) will be payable as soon as practicable following the Performance Certification Date, based on the applicable performance criteria set forth in Appendix A, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned; provided, however, that in the event that any of the events described in clauses (i) or (ii) above occurs prior to the end of the Performance Period and a Change of Control (as defined in the Employment Agreement) subsequently occurs after such event but prior to the end of the Performance Period, the PSUs that become earned PSUs in accordance with Section 3(e) shall be paid within 30 days of the consummation of such Change of Control.
5.Whole Shares. All earned PSUs shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee.
6.Adjustments. The PSUs shall be subject to adjustment as provided in Section 16 of the Omnibus Plan.

7.Dividends. No dividends (or dividend equivalents) shall be paid with respect to unearned PSUs credited to Grantee’s account.
8.Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the PSUs. Grantee may satisfy any withholding obligation, in whole or in part, by electing to have the Company withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable PSUs that are earned, the Fair Market Value of which shall be determined on the Payment Date (as defined in Section 19 below) in accordance with Section 19 below, to satisfy Grantee’s tax withholding obligation.
9.Voting and Other Rights.
a.Grantee shall have no rights as a stockholder of the Company in respect of the PSUs, including the right to vote and to receive cash dividends and other distributions until delivery of certificate or equivalent representing shares of Common Stock in satisfaction of the PSUs.
b.The grant of PSUs does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time.
10.Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any PSUs awarded hereunder. The grant of PSUs hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
11.Nature of Award. By accepting this agreement, Grantee acknowledges his understanding that the grant of PSUs under this agreement is completely at the discretion of Motorola Solutions, and that Motorola Solutions’ decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
12.Acknowledgements. With respect to the PSUs, this agreement (and any provisions of the Employment Agreement incorporated into this agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this agreement shall be severable and in the event that any provision of this agreement shall be found by any court as specified in Section 18 below to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this agreement, Grantee affirmatively states that she or he has not, will not and cannot rely on any representations not expressly made herein.
13.Motorola Solutions Assignment Rights. Motorola Solutions shall have the right to assign this agreement, which shall not affect the validity or enforceability of this agreement. This agreement shall inure to the benefit of assigns and successors of Motorola Solutions.
14.Waiver. The failure of the Company to enforce at any time any provision of this agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.
15.Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this agreement consistent with applicable law. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.
16.Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the LRIP and the Omnibus Plan. Motorola Solutions, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola Solutions, or details of all PSUs or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the LRIP and/or the Omnibus Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the LRIP and the Omnibus Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the LRIP and/or the Omnibus Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the LRIP and/or the Omnibus Plan, including any requisite transfer of such Data as may be required for the administration of the LRIP and/or the Omnibus Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the LRIP and/or the Omnibus Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing consent may affect Grantee’s ability to participate in the LRIP and the Omnibus Plan.
17.Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company may obtain injunctive relief against Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this agreement, any other agreements between Grantee and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement) or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 18 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
18.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or agreement shall be brought only in the state or federal courts of Illinois.
19.Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this agreement shall have the same meaning provided under the LRIP and the Omnibus Plan.
a.“Fair Market Value” shall be the closing price for a share of Common Stock on the date on which any PSUs earned pursuant to this Award are paid in accordance with Section 4 above (such date, the “Payment Date”), as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com. In the event the New York Stock Exchange is not open for trading on the Payment Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Payment Date.
20. 409A Compliance. Notwithstanding any provision in this Award to the contrary, if Grantee is a “specified employee” (certain officers of Motorola Solutions within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the date of Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that Grantee is entitled to receive upon termination of employment, and which otherwise would be paid or delivered during the six month period immediately following the date of Grantee’s termination of employment, will instead be paid or delivered on the earlier of (a) the first day of the seventh month following the date of Grantee’s termination of employment and (b) Grantee’s death. For purposes of determining the time of payment or delivery of any payment Grantee is entitled to receive upon termination of employment, the determination of whether Grantee has experienced a termination of employment will be determined by Motorola Solutions in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.
21.Plan Documents. The Omnibus Plan and the Prospectus for the Omnibus Plan are available on the Motorola Solutions website at https://batchat.motorolasolutions.com/home/ls/community/stock-programs and the LRIP is available at https://batchat.motorolasolutions.com/home/ls/community/executive-rewards. If Grantee does not have access to the website, Grantee must contact Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request LRIP and/or Omnibus Plan documents.
22.Miscellaneous. The PSUs shall be subject to Section 5 of the Employment Agreement.

APPENDIX A

Relative TSR Payout Scale*
MSI 3-Year TSR Percentile Rank	Payout Factor**
90th – 100th Percentile	250%
80th – 89.99th Percentile	200%
70th – 79.99th Percentile	175%
60th – 69.99th Percentile	150%
55th – 59.99th Percentile	110%
50th – 54.99th Percentile	90%
45th – 49.99th Percentile	80%
35th – 44.99th Percentile	50%
30th – 34.99th Percentile	30%
< 30.00th Percentile	0%

*“Relative TSR” means the Company’s total stockholder return performance (i.e., (Ending Stock Price – Beginning Stock Price) divided by Beginning Stock Price) relative to the companies listed in the S&P 500 at the beginning of the Performance Period.
“Beginning Stock Price” means the daily average stock price during the three months immediately preceding the first day of Performance Period.
“Ending Stock Price” means the daily average stock price during the three months immediately preceding the last day of the Performance Period, with all dividends deemed reinvested.
**The Compensation Committee reserves the right to reduce the payout, in its discretion, if the Company’s TSR performance during the Performance Period is negative.